Advance Nanotech Adds Homeland Security Expert to Its Board of Directors
Wednesday January 23, 8:00 am ET
NEW YORK, Jan. 23 /PRNewswire-FirstCall/ -- Advance Nanotech, Inc., (OTC Bulletin Board: AVNA - News), a leader in next generation chemical detection systems, announced today that it has confirmed the appointment of Mr. Joseph C. Peters, to its Board of Directors. Mr. Peters is an internationally recognized authority on high level security, intelligence, surveillance and protection systems, having served both the Clinton and Bush Administrations. Mr. Peters joins the company at an ideal time as Advance Nanotech's strategy has shifted from that of a holding company, with a portfolio of promising nanotechnologies, to a rigorously focused operating company specialized in next generation chemical detection systems. The company wishes to thank Dr. John Robertson, Professor of Electrical Engineering, University of Cambridge for his many contributions and guidance as a valuable Board member. Dr. Robertson has stepped down from his position as a non-executive Director as of today.

"Joe Peters brings an incredible wealth of knowledge and wisdom to Advance Nanotech, having devoted his thirty-year career to public service from the beginning as a police officer to Executive Deputy Attorney General of Pennsylvania, Special U.S. Department of Justice Mafia Prosecutor and notably as the Drug Czar's Liaison to Tom Ridge and the White House Office of Homeland Security. Currently, Joe consults to national and international law enforcement organizations on counter-terrorism and related technology issues. He is a member of the International Association of Chiefs of Police, and serves on its Terrorism Committee," commented Magnus Gittins, chairman of Advance Nanotech Inc. "With our principal focus on chemical detection systems for military, law enforcement, industrial process control, environmental and medical applications, Joe's understanding of the competitive landscape will be invaluable. We are honored that he has chosen to join our team."

"Advance Nanotech's Owlstone technology is highly impressive. Real-time chemical detection is critical to an effective security program. Using nanotechnology to port these capabilities on to a silicon chip is enabling next generation technology to be available today. Magnus and his team have commercialized ground breaking technology in a few short years, and I am particularly impressed with the potential for this company. It is inexpensive to produce, and efficient to manage on large and small scales. I look forward to contributing my 'in the field' experience to what I believe to be cutting- edge and necessary technology applications."

Concurrent with his White House duties with Office of Homeland Security Director Tom Ridge, Mr. Peters served President George W. Bush as the Assistant Deputy Director for State and Local Affairs of the White House's Drug Policy Office - commonly referred to as the Drug Czar's Office. There his duties included supervision of the country's High Intensity Drug Trafficking Area (HIDTA) Program. Mr. Peters also served as the Drug Czar's Liaison to the White House Office of Homeland Security and Governor Tom Ridge.

Previously, Mr. Peters joined the Clinton White House, to direct the country's 26 HIDTA's, with an annual budget of a quarter billion dollars, focusing technology solutions against the drug and terror threats. Mr. Peters also represented the White House with police, prosecutors, governors, mayors and many non-governmental organizations. Mr. Peters began his career as a State prosecutor when he joined the Pennsylvania Attorney General's office in 1983. He later served as a Chief Deputy Attorney General of the Organized Crime Section, and in 1989 was named the first Executive Deputy Attorney General of the newly created Drug Law Division. In that capacity, Mr. Peters oversaw the activities of 56 operational drug task forces throughout the State, involving approximately 760 local police departments with 4,500 law enforcement officers. Currently Joe Peters serves as president of MSGI Security Solutions, Inc., an international provider of proprietary security solutions to commercial and government organizations, headquartered in New York.

Mr. Peters received his B.A. in Criminal Justice with honors from King's College in 1979, and received his Juris Doctorate in Law from Dickinson School of Law in 1983.

About Advance Nanotech

Advance Nanotech is in the process of shifting to become an operating company focused on chemical and biological next generation detection. Its proprietary technologies, developed at the University of Cambridge, are uniquely silicon based thus offering miniaturization and network capability with wireless opportunities. The advantages of this protocol permits for real-time precision analytics leading to potential prevention of ensuing issues, concerns and dangers. Through its majority owned subsidiary, Owlstone Nanotech, Advance Nanotech has 1 recently awarded patent and 18 patent pending applications. For more information on Advance Nanotech, please visit www.advancenanotech.com.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels, market acceptance of product lines, the recent economic slowdown affecting technology companies, the future success of scientific studies, ability to successfully develop products, rapid technological change, changes in demand for future products, legislative, regulatory and competitive developments and other factors could cause actual results to differ materially from the Company's expectations. Advance Nanotech's Annual Report on Form 10KSB, recent and forthcoming Quarterly Reports on Form 10QSB, recent Current Reports and other SEC filings discuss some of the important risk factors that may affect Advance Nanotech's business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For more information, contact:

Yvonne Zappulla
Managing Director
Grannus Financial Advisors, Inc.
212-681-4108
Yvonne@grannusfinancial.com

Source: Advance Nanotech, Inc.